EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Consolidated Financial Data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2011	2010	2009	2008	2007
Net income	$2,874,616	$2,979,476	$3,134,952	$4,455,633	$4,904,699
Weighted Average Shares Outstanding	615,060	616,667	618,497	626,151	634,911
Per Share Amount	$4.67	$4.83	$5.07	$7.12	$7.73

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared per share

	December 31,
	2011	2010	2009	2008	2007
Cash dividends	$1,875,018	$1,880,953	$1,853,242	$1,843,066	$2,371,463
Weighted Average shares outstanding	615,060	616,667	618,497	626,151	634,911
Per Share Amount	$3.05	$3.05	$3.00	$2.95	$3.75

Shareholders’ Equity/Shares Outstanding at period end = Book Value Per Share

	December 31,
	2011	2010	2009	2008	2007
Shareholders’ Equity	$45,222,831	$43,679,690	$43,063,408	$42,935,598	$41,117,641
Shares outstanding	613,771	615,945	616,706	621,482	629,582
Per Share Amount	$73.68	$70.91	$69.83	$69.09	$65.31

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2011	2010	2009	2008	2007
Net Income	$2,875	$2,979	$3,135	$4,456	$4,905
Average Assets	$421,420	$385,849	$350,654	$338,445	$324,023
Return on Average Assets	0.68%	0.77%	0.89%	1.32%	1.51%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2011	2010	2009	2008	2007
Net Income	$2,875	$2,979	$3,135	$4,456	$4,905
Average Shareholders’ Equity	$43,692	$43,119	$42,232	$39,064	$38,072
Return on Average Equity	6.58%	6.91%	7.42%	11.41%	12.88%

Cash dividends per share/Net income per share = Dividends Payout Ratio

	December 31,
	2011	2010	2009	2008	2007
Cash dividends per share	$3.05	$3.05	$3.00	$2.95	$3.75
Earnings per share	$4.67	$4.83	$5.07	$7.12	$7.73
Dividend Payout Ratio	65.31%	63.15%	59.17%	41.43%	48.51%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2011	2010	2009	2008	2007

Average Shareholders’ Equity	$43,692	$43,119	$42,232	$39,064	$38,072
Average Assets	$421,420	$385,849	$350,654	$338,445	$324,023
Average Shareholders’ Equity to Average Assets	10.37%	11.18%	12.04%	11.54%	11.75%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2011	2010	2009	2008	2007
Total loans	$226,825	$207,945	$210,239	$203,228	$199,299
Total deposits	$389,063	$356,189	$321,295	$288,947	$285,451
Loan to deposit Ratio	58.30%	58.38%	65.44%	70.33%	69.82%

Allowance for Loan Loss/Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2011	2010	2009	2008	2007
Allowance for Loan Losses	$2,275	$2,666	$2,441	$2,525	$2,510
Total loans	$226,825	$207,945	$210,239	$203,228	$199,299
Allowance to total Loans	1.00%	1.28%	1.16%	1.24%	1.26%